Exhibit 3.2.4

OPERATING AGREEMENT

OF

MOBILE MINI FINANCE, LLC

Dated as of January 25, 2013

This Operating Agreement (this “Agreement”) of Mobile Mini Finance, LLC, a Delaware limited liability company (the “Company”), is entered into by MSG Investments, Inc., a California corporation (the “Member”), as sole member of the Company.

RECITALS:

A. The Member caused the Company to be formed pursuant to the provisions of the Delaware Limited Liability Company Act as set forth in Title 6, Chapter 18 of the Delaware Code Annotated, as amended from time to time (the “Act”); and

B. The Member, as sole member of the Company, desires to enter into this Agreement to define formally and express the terms of such limited liability company and the Member’s rights and obligations with respect thereto.

NOW THEREFORE, the Member, as sole member of the Company, hereby agrees as follows:

1. Name. The name of the Company is Mobile Mini Finance, LLC.

2. Purpose. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office and Agent. The Company shall continuously maintain an office and registered agent in the State of Delaware as required by the Act. The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle. The Company’s registered agent at that address is The Corporation Trust Company. The Company’s agent for service of process in Delaware may be changed at any time, subject to any limitations as provided in the Act.

4. Member. The name and the business address of the Member is MSG Investments, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona, 85283. Any Member may change its address used for purposes of this Agreement upon notice thereof to the Company.

5. Management.

(a) Manager; Term; Removal; Successors. The number of Managers of the Company shall be fixed from time to time by approval of the Member. The Member currently intends that the Company shall have one (1) initial manager (the “Manager”) who shall initially be the Member. Unless the Manager resigns or is removed, such Manager shall hold office until a successor is elected and qualified. Any vacancy occurring for any reason in the position of Manager may be filled by approval of the Member.

(b) Authority. The business and affairs of the Company shall be managed exclusively by the Manager; provided, however, that the Manager may delegate to officers the authority to carry out the Company’s day to day functions. If, at any time, there is more than one Manager, all references to “Manager” shall mean “Managers” acting by unanimous agreement if there are two (2) Managers or by majority vote if there are more than two (2) Managers with each Manager having one (1) vote. The Manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, which may be delegated to the Manager by the Member under the laws of the State of Delaware. Any Manager is hereby designated as an authorized person, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. Without limiting the general intent that all key business decisions of the Company may be made exclusively by the Manager, or be agreed upon by a majority of the Managers if there are two (2) or more Mangers, it is expressly agreed that no Manager shall, on behalf of the Company, without the prior oral or written approval of the Member: (i) loan any Company funds; (ii) incur any obligation on the credit of or binding on the Company except in the ordinary course of the Company’s business; (iii) transfer, hypothecate, compromise or release any Company claim except for payment in full; and (iv) sell, lease or hypothecate any Company property or enter into any contract for such purpose other than in the ordinary course of the Company’s business.

(c) Officers. The Manager may provide for the election of officers of the Company and may determine the powers, duties and compensation of such officers.

6. Term; Dissolution. The Company shall have perpetual existence until dissolved and its affairs wound up upon the first to occur of the following: (a) dissolution in accordance with the Act, (b) written consent of the Member, or (c) the resignation, expulsion, bankruptcy, dissolution, death or insanity of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company.

7. Capital Contributions. Upon execution and delivery of this Agreement, the Member shall make an initial capital contribution to the Company of $1.00 (One American Dollar). The Member shall make capital contributions in such form and at such time as the Member shall determine in the Member’s sole and absolute discretion; provided, however, that any such capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

8. Allocation of Profits and Losses; Tax Matters. For so long as, and during such time as the Company shall have only one member, the following shall apply for U.S. federal income tax purposes and relevant state income tax purposes, but only for such purposes: (i) in accordance with Treasury Regulation Section 301.7701-3, the Company shall be disregarded as an entity separate from such member until the effective date of any election the Company may make to change its classification for U.S. federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election or until the Company has more than one member, in which case it would be treated as a partnership for U.S. federal income tax purposes (provided that the Company has not elected on Form 8832 to be treated as a corporation); (ii) all items of income, gain, loss, deduction and credit of the Company shall be treated as recognized directly by such member; and (iii) the assets and liabilities of the Company shall be treated as the assets and liabilities of such member. For so long as, and during such time as the Company shall have more than one member, the profits and losses of the Company shall be allocated between or among the members in proportion to their relative respective capital contributions. This characterization, solely for tax purposes, does not create or imply a general partnership between the Members for state law or any other purpose. Instead, the Members acknowledge the status of the Company as a limited liability company formed under the Act.

9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager from time to time in its sole discretion in accordance with this Agreement, provided that any such payments shall be made to each Member in accordance with such Member’s limited liability company interest in the Company. For the avoidance of doubt, prior to any such distribution, the profits or losses shall belong to the Company, and the Members shall have no entitlement to them until a distribution has been declared. If any limited liability company interest is transferred during any fiscal year, then all distributions declared on or before the date of such transfer shall be made to the transferor, and all distributions declared thereafter shall be made to the transferee.

10. Assignments. The Member may assign in whole or in part its limited liability company interest in the Company.

11. Certificated Interests. A member’s (including the Member’s) limited liability company interest in the Company shall be certificated. Upon the issuance of a limited liability company interest in the Company to any person in accordance with the provisions of this Agreement, the Company shall issue a non-negotiable certificate in the name of such person (a “Share Certificate”). Such Share Certificate shall evidence the limited liability company interest of such member in the Company. The Company shall maintain books for the purpose of registering the ownership and transfer of the limited liability company interests in the Company.

12. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member and provided that any such member becomes a party to this Agreement, as may be amended from time to time.

13. Liability; Indemnification. Notwithstanding any other provision to the contrary contained in this Agreement, neither the Member nor any Manager shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Member or assignee of the Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such Member or Manager, whether alleged to be based upon or arising from errors in judgment, negligence, or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (i) acts or omissions the

Member or Manager knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, or (ii) any transaction from which the Member or Manager derived an improper personal benefit, (iii) a willful breach of this Agreement, or (iv) gross negligence, recklessness, willful misconduct, or knowing violation of law. Without limiting the foregoing, neither the Member or Manager shall in any event be liable for (A) the failure to take any action not specifically required to be taken by the Member or Manager under the terms of this Agreement or (B) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or other agent of the Company appointed in good faith by the Manager.

14. Transfer of Interests. The Member may transfer the Member’s membership interest in the Company at such time, in such amount and pursuant to such terms, in whole or in part, as the Member shall in the Member’s sole discretion determine.

15. No Interest; No Return; No Distributions in Kind. No Member shall not be entitled to receive interest on any capital contribution or on the Member’s capital account. No Member shall have any right to demand or receive the return of its capital contribution or to receive any distributions from the Company except as specifically provided in this Agreement. The capital contributions of a Member shall be returned to it only in the manner and to the extent provided in this Agreement and except as provided herein, no Member has any right to receive any distribution which includes a return of any portion of the Member’s capital contribution. The Member shall not be entitled to demand to receive any distribution from the Company in any form other than cash.

16. Amendment. This Agreement may be amended from time to time with the written consent of the Member.

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement as of date set forth above.

Member:

MSG INVESTMENTS, INC., a California corporation

By:	/s/ Christopher Miner
Name:	Christopher Miner
Title:	Senior Vice President, General Counsel and Secretary

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